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                                                                    EXHIBIT 99.1


[PROVIDER HEALTHNET LOGO]                                         [MEDGRUP LOGO]

For immediate release.
June 20, 2002.

        MEDGRUP CORPORATION AND PROVIDER HEALTHNET SERVICES INC. ANNOUNCE CLOSING OF ACQUISITION AND CREATION OF LARGEST HEALTHCARE CODING COMPANY

MONUMENT, CO. MEDGRUP CORPORATION (OTCBB: CODX) and Provider HealthNet Services Inc ("PHNS") today announced that PHNS has completed the acquisition of MedGrup, which will be operated under the name MedGrup Corporation as a wholly owned subsidiary of PHNS. The new subsidiary will combine the coding businesses of MedGrup and PHNS to form what management believes is the largest healthcare coding business in the United States with estimated revenue of approximately $17 million a year. The business will continue to serve the coding needs of hospitals and other healthcare providers.

         The acquisition was completed by PHNS through the acquisition of all stock previously owned by William and Margaret Cronin, the principal shareholders of MedGrup, and a cash merger for the remaining shares of MedGrup. The final consideration to be paid to the MedGrup shareholders other than the Cronins is $2.2465 per share. Holders of MedGrup options and warrants will receive the positive difference, if any, between such amount and the exercise price of their securities. It is estimated that MedGrup shareholders will receive notice and instructions of how to apply for payment of the merger consideration in the next two weeks. MedGrup shareholders should not send in their certificates until they receive instructions in the mail. Shareholders who own stock in a brokerage account should contact their broker if they do not receive those instructions.

         As a result of the acquisition, the common stock of MedGrup will no longer trade and no longer be quoted on the OTC Bulletin Board. As of today, the MedGrup shareholders will no longer have any rights as shareholders, but will have only the right to receive the merger consideration. Following the acquisition, the stock of MedGrup will also cease to be registered with the Securities and Exchange Commission.

         Commenting on the acquisition, Charles M. Young, Chairman and CEO of PHNS, stated, "We believe that the combination of the coding expertise and businesses of MedGrup and PHNS has created the industry leader in providing high quality, off-site, Internet-based medical coding outsourcing services to hospitals and other healthcare providers." William Cronin, President of MedGrup, added, "We are extremely excited to be part of the PHNS team. The combination of our businesses provides MedGrup with the additional resources we need to continue the growth that we have enjoyed in the past.



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We look forward to combining our resources with those of PHNS. We also want to thank our shareholders for their past support."

         Certain statements contained herein and subsequent oral statements, which are not historical, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as "intends," "anticipates," "believes," "expects" and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, receipt of revenue and the future of the medical services industry. Factors that could cause actual results to differ materially include, among those set forth in the Company's Annual Report on Form 10-K, the following: general economic conditions, competition and decisions of third parties over which the Company has no control. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

         For further information contact:

         Richard K. Kneipper, Chief Administrative Officer,
         Provider HealthNet Services Inc.
         (214) 764-3751

         William D. Cronin, President and CEO
         MedGrup Corporation (719) 481-1500